SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 4)(1)



                             1st STATE BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33645S 10 0
                                 --------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


_________________
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 Pages

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                  13G                    Page 2 of 12 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           1st STATE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           56-2155141
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF NORTH CAROLINA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                 0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER         316,374
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER            0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER    316,374
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            316,374
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            10.55%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                 13G                     Page 3 of 12 Pages
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           1st STATE BANCORP, INC. DEFERRED COMPENSATION PLAN

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           56-0223240
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF NORTH CAROLINA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                  0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER          304,066
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER             0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     304,066
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            304,066
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            10.14%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                  13G                    Page 4 of 12 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JAMES G. McCLURE

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER              47,391 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER           314,963 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER         47,391 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER      314,963 (2)
          WITH

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             362,354
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            12.02% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 304,066 shares owned by the 1st State Bank Deferred Compensation Plan, of which the reporting person serves as a trustee, and 10,897 shares owned by the reporting person's spouse and/or children.
(3)  Assumes that options for 15,816 shares have been exercised.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      Page 5 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           VIRGIL L. STADLER

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                              (a) [ ]

                                                              (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER            64,284 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER         312,222 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER       64,284 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER    312,222 (2)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             376,506
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            12.49% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 304,066 shares owned by the 1st State Bank Deferred Compensation Plan, of which the reporting person serves as a trustee, and 8,156 shares owned by the reporting person's spouse.
(3)  Assumes that options for 15,816 shares have been exercised.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                 13G                      Page 6 of 9 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           RICHARD H. SHIRLEY

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a)[ ]

                                                             (b)[ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER              47,219 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER           304,066 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER         47,219 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER      304,066 (2)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             376,506
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
               [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            11.65% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 304,066 shares owned by the 1st State Bank Deferred Compensation Plan, of each which the reporting person serves as a trustee.
(3)  Assumes that options for 15,816 shares have been exercised.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                 13G                     Page 7 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           T. SCOTT QUAKENBUSH

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER              65,556 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER           323,804 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER         65,556 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER      323,804 (2)
          WITH

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             389,360
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            12.91% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 316,374 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust, of which the reporting person serves as a trustee, and 7,430 shares owned by the reporting person's spouse.
(3)  Assumes that options for 15,816 shares have been exercised.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                 13G                     Page 8 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           ERNEST A. KOURY, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                1,000
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER            316,374 (1)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           1,000
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER        316,374 (1)
          WITH

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             317,374
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            10.58%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 316,374 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan, of which the reporting person serves as a trustee.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0               13G                       Page 9 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BERNIE C. BEAN

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER             31,675 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER          316,374 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER        31,675 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     316,374 (2)
          WITH

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             348,049
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            11.54% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 316,374 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust, of which the reporting person serves as a trustee.
(3)  Assumes that options for 15,816 shares have been exercised.

                                                  ------------------------------
                                                       Page 10 of 12 Pages
                                                  ------------------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549


ITEM 1(a)       NAME OF ISSUER.
          1st State Bancorp, Inc.

ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
          445 S. Main Street
          Burlington, North Carolina 27215

ITEM 2(a)       NAME OF PERSON(S) FILING.
          1st State Bancorp,  Inc.  Employee Stock Ownership Plan ("ESOP");  1st
State Bank Deferred Compensation Plan ("Deferred Compensation Plan"); the following individuals who serve as the trustees of the ESOP: T. Scott
Quakenbush, Ernest A. Koury, Jr. and Bernie C. Bean; and the following individuals who serve as trustees of the Deferred Compensation Plan: James G. McClure, Virgil L. Stadler and Richard H. Shirley.

ITEM 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE.
          Same as Item 1(b).

ITEM 2(c)       CITIZENSHIP.
          See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)       TITLE OF CLASS OF SECURITIES.
         Common Stock, par value $.01 per share.

ITEM 2(e)       CUSIP NUMBER.
          See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
                OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (f)   [X]     An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

          This Schedule 13G also is being filed on behalf of the Deferred Compensation Plan and by each trustee of the ESOP and the Deferred Compensation Plan, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.         OWNERSHIP.

          (a)  AMOUNT  BENEFICIALLY  OWNED:  See Row 9 of the second part of the
               ---------------------------
               cover page provided for each reporting person.

                                                  ------------------------------
                                                       Page 11 of 12 Pages
                                                  ------------------------------

          (b)  PERCENT OF CLASS: See Row 11 of the second part of the cover page
               ----------------
               provided for each reporting person.

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON  HAS:  See Rows 5, 6, 7,
               ---------------------------------------------
               and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATIONS.
          By signing below, each signatory in the capacity of a trustee of the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          By signing below, each signatory in the capacity of a trustee of the 1st State Bank Deferred Compensation Plan certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                       Page 12 of 12 Pages
                                                  ------------------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

1st STATE BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ T. Scott Quakenbush                                    February 11, 2003
---------------------------------                          --------------------
T. Scott Quakenbush, as Trustee                            Date

/s/ Ernest A. Koury                                        February 11, 2003
---------------------------------                          --------------------
Ernest A. Koury, as Trustee                                Date

/s/ Bernie C. Bean                                         February 11, 2003
---------------------------------                          --------------------
Bernie C. Bean, as Trustee                                 Date

1st STATE BANK
DEFERRED COMPENSATION PLAN

By Its Trustees:

/s/ Richard H. Shirley                                     February 11, 2003
---------------------------------                          --------------------
Richard H. Shirley, as Trustee                             Date

/s/ James G. McClure                                       February 11, 2003
---------------------------------                          --------------------
James G. McClure, as Trustee                               Date

/s/ Virgil L. Stadler                                      February 11, 2003
---------------------------------                          --------------------
Virgil L. Stadler, as Trustee                              Date



/s/ Richard H. Shirley                                     February 11, 2003
------------------------------------------------           --------------------
Richard H. Shirley, as an Individual Stockholder           Date

/s/ James G. McClure                                       February 11, 2003
------------------------------------------------           --------------------
James G. McClure, as an Individual Stockholder             Date

/s/ Virgil L. Stadler                                      February 11, 2003
------------------------------------------------           --------------------
Virgil L. Stadler, as an Individual Stockholder            Date

/s/ T. Scott Quakenbush                                    February 11, 2003
------------------------------------------------           --------------------
T. Scott Quakenbush, as an Individual Stockholder          Date

/s/ Ernest A. Koury                                        February 11, 2003
------------------------------------------------           --------------------
Ernest A. Koury, as an Individual Stockholder              Date

/s/ Bernie C. Bean                                         February 11, 2003
------------------------------------------------           --------------------
Bernie C. Bean, as an Individual Stockholder               Date